Exhibit 10.3

[Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.]

DATED5 May 2022

(1) INTERCEPT PHARMA EUROPE LTD.

- and -

(2) AMDIPHARM LTD.

AGREEMENT FOR THE

SUPPLY OF MANUFACTURED

PRODUCTS

1	INTERPRETATION	3
2	SUPPLY OF PRODUCTS	8
3	FORECASTING	8
4	LEAD TIME AND PURCHASE ORDERS	9
5	STOCKS, QUALITY AND STORAGE	10
6	DELIVERY	12
7	DEFECTIVE PRODUCTS	12
8	TITLE AND RISK	13
9	PRODUCT RECALL	13
10	PRODUCT PRICES	14
11	PRICE REVIEW	14
12	TERMS OF PAYMENT	14
13	EXPERT DETERMINATION	15
14	INSURANCE	16
15	COMPLIANCE WITH LAWS AND POLICIES	16
16	INDEMNITY	16
17	LIMITATION OF LIABILITY	18
18	ASSIGNMENT AND OTHER DEALINGS	19
19	CONFIDENTIALITY	20
20	CONDITION PRECEENT, COMMENCEMENT AND TERM	20
21	TERMINATION AND SUSPENSION	21
22	OBLIGATIONS ON TERMINATION	22
23	SURVIVAL	23
24	FORCE MAJEURE	23
25	COSTS	24
26	SEVERANCE	25
27	MULTI-TIERED DISPUTE RESOLUTION PROCEDURE	25
28	FURTHER ASSURANCE	26
29	VARIATION	26
30	WAIVER	26
31	NOTICES	26
32	ENTIRE AGREEMENT	27
33	COOPERATION	27
34	THIRD-PARTY RIGHTS	28
35	COUNTERPARTS	28
36	GOVERNING LAW	28
37	JURISDICTION	28

SCHEDULE 1: - PRODUCTS	30
SCHEDULE 2: - SPECIFICATIONS	31
SCHEDULE 3: - FORMULA	32

THIS AGREEMENT is made on 5 May 2022

BETWEEN:

(1)INTERCEPT PHARMA EUROPE LTD., a company incorporated and registered in England and Wales with company number 09224395 whose registered office is at One, Glass Wharf, Bristol, BS2 0ZX (“Supplier”);

(2)AMDIPHARM LTD, a company organized and existing under the laws of Ireland, having its registered office at 3, Burlington Road, Dublin 4, Ireland, and having its trading address at Suite 17, Northwood House, Northwood Avenue, Santry, Dublin 9, Ireland (“Purchaser”).

Purchaser and Supplier shall be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

BACKGROUND:

(A)	Supplier sells pharmaceutical products to third-parties, and has procured the formulation, development and Manufacture of the Product for this purpose.
(B)

In connection with the SPA (defined below) entered into by the Purchaser and Intercept Pharmaceuticals Inc. and the Sub-License Agreement entered into by the Purchaser and the Supplier (“Sub-License Agreement”), the Purchaser wishes to buy and Supplier wishes to supply the Product to the Purchaser on the terms and conditions set out in this Agreement.

IT IS AGREED:

1.	INTERPRETATION

The following definitions and rules of interpretation in this clause apply in this Agreement.

1.1	Definitions:

“ADR Notice” has the meaning given in clause 27.1.

“Affected Party” has the meaning given in clause 24.2.

“Agreement” means this agreement for the supply of Manufactured Products.

“API” means active pharmaceutical ingredient, being OCA.

“Applicable Laws” means all applicable laws, rules, regulations, guidance standards of any international, national, state or local governmental authority.

“Available Manufacturing Capacity” means such stock as the Supplier’s third-party manufacturer(s) has at its disposal, or is able to manufacture, to fulfil the Purchaser’s demand and the Supplier’s own demand for the Products from time to time.

“Batch” means a batch of a type of Products, being 476,000 tablets.

“Business Day” means any day other than a Saturday or Sunday on which commercial banks are open for general business in London and New York.

“Completion” has the meaning given in the SPA.

“Confidential Information” means any information of a confidential nature concerning the business, affairs, customers or suppliers of the other Party or its Group Companies, including information relating to a Party’s operations, processes, plans, product information, know-how, designs, trade secrets, software, market opportunities and customers.

“Continuing Inability to Supply” means:

(i)	any Inability to Supply under which no Product is delivered to Purchaser for three (3) or more consecutive months; or
(ii)

three (3) or more instances within any eighteen (18) month period where an Inability to Supply results in delivery of a volume of Products to the Purchaser which is lower than [***] per cent ([***]%) of the volume required to be delivered against the corresponding Purchase Order in accordance with this Agreement.

“Control” means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such person, whether by the ownership of more than fifty percent (50%) of the voting stock of such person, or by contract or otherwise. The terms “Controlled” and “under common Control with” shall be interpreted accordingly.

“Delivery Location” means the facility address specified by the Supplier in writing from time to time.

“Demonstrable Costs of Manufacture” means the costs incurred by the Supplier in procuring the Manufacture of the Products including without limitation third-party manufacturing costs, including (without limitation) costs incurred in purchasing API, tableting, and release testing (estimations of which as at the Effective Date are as set out in SCHEDULE 1 ); provided, however, notwithstanding any of the foregoing, during the first five (5) years after the Completion, no costs incurred in purchasing API shall be included in Demonstrable Costs of Manufacture.

“Dispute” has the meaning given in clause 27.1.

“Dispute Notice” has the meaning given in clause 27.1.

“Effective Date” means the Completion Date, as defined in the SPA.

“European Economic Area” means the countries that comprise the European Union, as well as Norway, Iceland and Lichtenstein.

“Expert” has the meaning given in clause 13.1.

“Force Majeure Event” has the meaning given in clause 24.1.

“Formula” means the formula set out in SCHEDULE 3: .

“Good Manufacturing Practice” means current Good Manufacturing Practice as defined, and as applicable, in Parts 210 and 211 of Title 21 of the Code of Federal Regulations; or EudraLex (The Rules Governing Medicinal Products in the European Union) Volume 4 and European Commission

Directives 91/356/EEC (as amended by Directive 91/412/EEC), in each case as may be updated, amended and/or replaced from time to time.

“Group Company” means a company that Controls, is Controlled by or is under common Control with, a Party, but only for so long as such Control exists.

“holding company” has the meaning given in clause 1.6.

“Intellectual Property Rights” means patents, utility models, rights to inventions, copyright and neighbouring and related rights, moral rights, trade marks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, any rights and all similar or equivalent rights or forms of protection that subsist or will subsist now or in the future in any part of the world.

“Lead Time” means the period from the date on which the Supplier accepts a Purchase Order until the earliest date on which the Products can be made available for delivery, such period being six (6) months from the date on which the Supplier accepts the Purchase Order.

“Liquidity” means, on the date of determination, the sum of a Party’s unrestricted cash, cash equivalents, and investment debt securities.

“Inability to Supply” has the meaning given to it in clause 5.1.

“Manufacture” or “Manufacturing” means all operations necessary or appropriate to make, test, release, store, and supply the Products, but shall not include finished product packaging and labelling. “Manufactured” shall be interpreted accordingly.

“Material Sub-Supplier” has the meaning given to it in clause 21.4.2.

“Minimum Liquidity Covenant” means a Liquidity of at least [***] million US dollars ($[***]), based on Supplier’s financial statements, calculated in accordance with GAAP, consistently applied.

“Minimum Order Quantity” means the minimum quantity of a type of Product that may be ordered by the Purchaser in each Purchase Order, being one Batch.

“month” means a calendar month.

“NASH” means non-alcoholic steatohepatitis.

“NASH Product” means any product composition or formulation that contains OCA as the sole API for the treatment of NASH.

“OCA” means obeticoholic acid.

“Products” means the products (i.e. tablets) set out in SCHEDULE 1: PRODUCTS and, where the context requires, the Products ordered by and supplied to the Purchaser.

“Product Prices” means the prices of the Products as determined in accordance with clause 10 and Product Price means the price of an individual Product as determined in accordance with that clause.

“Purchase Order” means a formal document in written form containing the information set out in clause 4.4 below and issued by Purchaser to Supplier containing a firm instruction to supply and deliver a volume of the Product.

“Purchase Order Number” means the reference number to be applied to a Purchase Order by Supplier in accordance with clause 4.4.

“Quarter” means each period of three consecutive months starting on 1 January, 1 April, 1 July and 1 October each year during the Term.

“Quarterly Maximum” has the meaning given to it in clause 4.3.

“Regulatory Approval” means with respect to the Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the distribution, use, marketing, sale and, in the context of clause 21.4 only, Manufacture of such pharmaceutical product in such jurisdiction in accordance with Applicable Laws in that jurisdiction.  For countries where governmental approval is required for pricing or reimbursement for a Product, “Regulatory Approval” shall not be deemed to occur in such country until such pricing or reimbursement approval is obtained in such country.

“Regulatory Authority” means any governmental body that has responsibility for granting any licences or approvals or granting pricing or reimbursement approvals necessary for the marketing and sale of a pharmaceutical product in any country.

“Regulatory Requirements” means all applicable laws (including Good Manufacturing Practices), rules, regulations, standards of any national, state or local governmental authority in the jurisdictions in which the Product was sold by the Supplier and/or its distributors and the Supplier’s Group Companies and/or their distributors prior to the Effective Date, excluding the United States of America.

“SPA” means the share sale and purchase agreement entered into between (1) Intercept Pharmaceuticals, Inc. and (2) Mercury Pharma Group Limited in relation to certain non-US subsidiaries of Intercept Pharmaceuticals, Inc. on or about the date of this Agreement.

“Specifications” means the specifications for the Products set out in SCHEDULE 2:

“Stand-By Contract” has the meaning given in clause 33.

“subsidiary” has the meaning given in clause 1.6.

“Term” means the term of the Agreement, as determined in accordance with clause 20.

“VAT” means value added tax or any equivalent tax chargeable in the UK or elsewhere.

“year” means 1 January to the following 31 December.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).
1.4	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the Schedules.
1.5	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.
1.6

A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) its nominee. For the purposes of determining whether a limited liability partnership which is a subsidiary of a company or another limited liability partnership, section 1159 of the Companies Act 2006 shall be construed so that: (a) references in sections 1159(1)(a) and (c) to voting rights are to the members’ rights to vote on all or substantially all matters which are decided by a vote of the members of the limited liability partnership; and (b) the reference in section 1159(1)(b) to the right to appoint or remove a majority of its board of directors is to the right to appoint or remove members holding a majority of the voting rights.

1.7	Unless the context otherwise requires, words in the singular shall include the plural and vice versa.
1.8	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.
1.9

This Agreement shall be binding on, and ensure to the benefit of, the Parties to this Agreement and their respective personal representatives, successors and permitted assigns, and references to any Party shall include that Party’s personal representatives, successors and permitted assigns.

1.10	Unless expressly provided otherwise in this Agreement, a reference to legislation or a legislative provision is a reference to it as amended, extended or re-enacted from time to time.
1.11

Unless expressly provided otherwise in this Agreement, a reference to legislation or a legislative provision shall include all subordinate legislation made from time to time under that legislation or legislative provisions.

1.12	A reference to writing or written includes fax and email.
1.13	Any obligation in this Agreement on a person not to do something includes an obligation not to agree or allow that thing to be done.
1.14	References to a document in agreed form are to that document in the form agreed by the Parties and initialled by them or on their behalf for identification.
1.15	A reference to this Agreement or to any other Agreement or document is a reference to this Agreement or such other Agreement or document, in each case as varied from time to time.
1.16	References to clauses and Schedules are to the clauses and Schedules of this Agreement; and references to paragraphs are to paragraphs of the relevant Schedule.

1.17

Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2.	SUPPLY OF PRODUCTS
2.1

In accordance with the terms and conditions of this Agreement, Supplier shall supply to Purchaser, and Purchaser shall purchase such quantities of Products as the Purchaser may order under any Purchaser Order accepted by the Supplier in accordance with clause 4.

2.2

If the Supplier should request in writing that the Purchaser agrees to a minimum purchase obligation in relation to supplies of Product under this Agreement, the Purchaser shall, acting reasonably and in good faith, enter into discussion with the Supplier, seeking to agree a reasonable minimum purchase volume and reasonable criteria in relation to how and when purchases might count toward the satisfaction of that minimum purchase volume. Once agreed the Parties shall record the relevant obligations in a variation to this Agreement.

3.	FORECASTING
3.1

Subject to clause 3.4 below, no later than the last day of each Quarter during the Term, Purchaser shall provide to Supplier a rolling forecast of its estimated Purchase Order placement in each of the following eight (8) Quarters (a twenty-four (24) month period) commencing with the following Quarter (“Forecast”).  The Purchaser shall provide each such Forecast subject to the Lead Time (such that the Forecast shall not contemplate the delivery of any Product within a period which is shorter than the Lead Time) and Minimum Order Quantity.

3.2

Subject to clause 4, the purchase volumes for the first four (4) Quarters of each Forecast (“Binding Period”) shall be binding on the Parties save for the permitted variations set out in clause 3.6 below. Each Quarter of a Binding Period shall be considered a “Binding Quarter”.

3.3	The purchase volumes for the fifth to eighth Quarters (inclusive) of each Forecast (“Non-binding Period”) shall be non-binding and indicative estimates of demand.

FIRST FORECAST FOLLOWING THE COMMENCEMENT OF THIS AGREEMENT

3.4

The first Quarter (or part Quarter where the Effective Date does not  fall on the first day of a Quarter) following the Effective Date, shall be the first Binding Quarter as if it had been included in a Forecast (the “Initial Binding Quarter”). The forecasted volume for the Initial Binding Quarter is as set out in the table below and the Purchaser shall issue a Purchase Order for such volume within thirty (30) days of the Effective Date.

3.5

As at the Effective Date, the Forecast provided for Binding Quarters two (2) three (3) and four (4) immediately following the Initial Binding Quarter shall be as set out in the table below and each shall be considered the baseline Product volumes (“Anchor Point”) for the relevant Quarter.

Quarter relative to the Effective Date	Forecasted Product Volumes as at Effective Date
Q1 (Quarter or part thereof, in which the Effective Date falls)	[***] Products (i.e. tablets)* – Fixed and final Purchase Order

Q2 (First full Quarter after Q1 above)	[***] Products (i.e tablets)* – Anchor Point (subject to +/- [***]% tolerance as per clause 3.6)
Q3 (The full Quarter after Q2 above)	0 (nil) – Anchor Point (subject to +/- [***]% tolerance as per clause 3.6)
Q4 (The full Quarter after Q3 above)	[***] Products (i.e. tablets)* – Anchor Point (subject to +/- [***]% tolerance as per clause 3.6)

*Such volume comprising approximately [***]% 5mg Product and [***]% 10mg Product

FORECASTS FOLLOWING THE INITIAL BINDING QUARTER AND FOR THE TERM OF THIS AGREEMENT

3.6

As part of each Forecast, the forecast volumes for any Binding Quarter of the Binding Period which already has an Anchor Point set, may only be revised by the Purchaser within a range of +/-[***]% of the Anchor Point for that Binding Quarter. For the avoidance of doubt, this would normally be the first, second and third Binding Quarters in each Binding Period.

3.7

As part of each Forecast, for any Binding Quarter of the Binding Period which does not yet have an Anchor Point, the forecast volumes for that Binding Quarter in that Forecast shall set the Anchor Point for that Binding Quarter under all subsequent Forecasts. For the avoidance of doubt, this would normally be the fourth Binding Quarter in each Binding Period.

3.8

The revised forecast volume for the first Binding Quarter of each Binding Period (which in accordance with clause 3.6 must be within the range +/-[***]% of the Anchor Point for that Binding Quarter), shall be considered fixed and final. Alongside such Forecast, the Purchaser shall simultaneously issue a Purchase Order for the relevant volume of Product for that first Binding Quarter in accordance with the Forecast.

3.9	Purchaser shall act in good faith when forecasting its requirements for Products.
4.	LEAD TIME AND PURCHASE ORDERS
4.1	The Purchaser shall place Purchase Orders, such Purchase Orders to include all the information set out in clause 4.4, in accordance with:
4.1.1	the Lead Time;
4.1.2	the Minimum Order Quantity;
4.1.3	clause 3.8 in respect of the first Binding Quarter of each Forecast.
4.2

Subject to the terms of this Agreement, the Supplier shall accept in writing all Purchase Orders submitted by the Purchaser which comply with the requirements of this Agreement within twelve (12) Business Days of receipt, confirming the Delivery Date (as defined below).

4.3

The Supplier shall be under no obligation to accept a Purchase Order to the extent that the volume of Products ordered exceeds [***] Products (i.e. tablets) in any Quarter (“Quarterly Maximum”), save that the Supplier shall use commercially reasonable endeavours to fulfil the Purchase Order in respect of quantities ordered in excess of the Quarterly Maximum with such quantities of Product as can be reasonably made available to the Purchaser, save that for the avoidance of doubt, and subject to clause 5.2, this shall not oblige the Supplier to forego or otherwise prioritise supply of Products to the Purchaser over the Supplier’s own need for Products.

4.4	Purchase Orders must set out the following:
4.4.1	Purchase Order Number;
4.4.2	Product type;
4.4.3	quantity required (expressed as whole numbers of Batches only);
4.4.4	Product Prices (subject to clause 11.1);
4.4.5	the requested date on which the Products shall be delivered in accordance with clause 6.1, subject always to the Lead Time (the “Delivery Date”); and
4.4.6	invoice address.
5.	STOCKS, QUALITY AND STORAGE
5.1

If limitations (howsoever arising) in Available Manufacturing Capacity mean that the Supplier is unable, or anticipates that it will be unable, to supply, in whole or in part, the quantity of a Product set out in any Purchase Order that is below the Quarterly Maximum, whether or not while also meeting the Supplier’s own requirements for that Product, (an “Inability to Supply”), the Supplier shall notify the Purchaser of the Inability to Supply within a reasonable time of discovery of the same by the Supplier, including the underlying reasons for the Inability to Supply, proposed remedial measures and the date that the Inability to Supply is expected to end. Subject to its compliance with clause 5.2, the Supplier shall not be considered to be in breach of this Agreement in respect of any Inability to Supply.

5.2

In the event of an Inability to Supply, the Purchaser shall be entitled to a proportion of the Available Manufacturing Capacity in respect of each Product affected by the Inability to Supply (“Purchaser’s Allocation”) in accordance with the Formula in SCHEDULE 3: . The Supplier shall use reasonable endeavours to fulfil Purchase Orders as far as the Purchaser’s Allocation will allow until the Inability to Supply is resolved. The Purchaser’s Allocation shall be calculated in respect of each type of Product (i.e. 5mg, 10mg and, if applicable, 25mg Products) that the Inability to Supply affects.

5.3

Once an Inability to Supply has arisen, that Inability to Supply shall continue (and clauses 5.1 and 5.2 above shall apply to any Purchase Orders received during such Inability to Supply) until such time as the Available Manufacturing Capacity exceeds the total of:

5.3.1	the shortfall in supplies of Product that have accumulated under all Purchase Orders; plus
5.3.2	the shortfall in Supplier’s own needs for the Product that have arisen since the Inability to Supply commenced; plus
5.3.3	the Purchaser’s Forecast for the next Binding Quarter; plus

5.3.4	the Supplier’s own need for the Product during that next Quarter.
5.4	Supplier warrants that, at the time of delivery, the Products supplied to the Purchaser by the Supplier under this Agreement shall:
5.4.1	have been Manufactured in accordance with the Specifications (subject to clause 5.4.2);
5.4.2	have been Manufactured and supplied in accordance with the Good Manufacturing Practice.
5.5

Subject to legal title having passed pursuant to clause 8.1, the Supplier warrants that all Products supplied pursuant to this Agreement shall be sold with good title, and free from any lawful security, interest, lien or encumbrances

5.6	The Supplier shall use commercially reasonable endeavours to ensure that Products are properly packed and secured in a manner to enable them to reach their destination in good condition.
5.7

The Supplier shall use commercially reasonable endeavours to ensure that it, or as applicable its third-party service provider, obtain and maintain in force for the duration of the Term all licences, permissions, authorisations, consents and permits needed to supply the Products in accordance with the terms of this Agreement.

5.8

Once per year, the Purchaser (or its professional advisers) may, at the Purchaser’s cost, inspect, audit, take copies of relevant records and other documents as necessary to verify the Supplier’s compliance with this Agreement (“Audit”). In order to exercise its right to carry out an Audit in accordance with this clause 5.8, the Purchaser must provide written notice to the Supplier of the Purchaser’s intention to carry out an Audit. Following the Supplier’s receipt of such notice, the Parties shall agree a date and time for the Audit to take place (Supplier’s agreement not to be unreasonably withheld or delayed), such date to be no sooner than 20 Business Days from the Supplier’s receipt of the Purchaser’s written notice.

5.9	The Parties agree to use commercially reasonable endeavours to execute a quality and technical agreement within 90 days of the Effective Date of this Agreement (“Quality Agreement”).
5.10

The Purchaser shall not market, import and/or sell the Products, or have its third party contractors market, import and/or sell the Products in a jurisdiction outside those contemplated by the Regulatory Requirements (“New Jurisdiction”) without the prior written approval (in principle) of the Supplier (not to be unreasonably withheld or delayed). For the avoidance of doubt, this clause 5.10 shall not operate to restrict the Purchaser’s ability to market, import and/or sell the Products within the United Kingdom, Switzerland and European Economic Area, and no such written approval shall be required in respect of these markets.

5.11

If the Regulatory Requirements change, or, having first obtained the Supplier’s approval in principle in accordance with clause 5.10 (where required), the Purchaser wishes to market, import and/or sell the Products or have its third party contractors market, import and/or sell the Products in a New Jurisdiction, the Purchaser shall notify the Supplier immediately on becoming aware and the parties shall work together in good faith to ensure the Products remain compliant with the Regulatory Requirements or with the Applicable Laws of the New Jurisdiction (as applicable).

5.12

The Supplier shall not be obliged to supply any Products which would be in breach of the Regulatory Requirements or the Applicable Laws of the New Jurisdiction. Once the Parties agree in writing that the Products comply with the Applicable Laws of the New Jurisdiction, the definition of Regulatory Requirements shall be deemed amended automatically to include reference to the New Jurisdiction.

6.	DELIVERY
6.1	Delivery of the Products shall be Ex Works Delivery Location (Incoterms 2020). Subject to the Lead Time, delivery shall be made by the Delivery Date.
6.2

A Batch of Products shall be subject to a volume tolerance of plus or minus [***] per cent (+/- [***]%) and therefore a Batch shall be considered properly delivered and the order in respect of that Batch fulfilled where the number of Products is within such [***] per cent ([***]%) tolerance.

6.3	To the maximum extent permitted by law, delays in the delivery of Products shall not entitle the Purchaser to:
6.3.1	refuse to take delivery of Products;
6.3.2	claim damages; or
6.3.3	terminate this Agreement, subject always to clause 24.5.
6.4

Supplier shall have no liability for any failure or delay in delivering Products to the extent that any failure or delay is caused by the Purchaser’s failure to comply with its obligations under this Agreement.

6.5	If the Purchaser fails to take delivery of Products by the Delivery Date, then, except where that failure or delay is caused by Supplier’s failure to comply with its obligations under this Agreement:
6.5.1	delivery of Products shall be deemed to have been completed at 9.00 am on the Delivery Date; and
6.5.2	Supplier or its subcontractors shall store Products until delivery takes place, and charge the Purchaser for all related costs and expenses (including insurance).
6.6

Each delivery of Products shall be accompanied by a delivery note from Supplier showing the Purchase Order Number, the date of the Purchase Order, the type and quantity of Products included in the Purchase Order, including the batch numbers of the Products, and, in the case of Products being delivered by instalments, the outstanding balance of Products specified in a Purchase Order remaining to be delivered.

7.	DEFECTIVE PRODUCTS
7.1	The Purchaser may reject any Products delivered to it that do not comply with clause 5.4 provided that:
7.1.1	unless specified otherwise in the Quality Agreement, notice of rejection is given to the Supplier:

7.1.1.1	in the case of a defect that is apparent on normal visual inspection, within twenty (20) days of delivery;
7.1.1.2	in the case of a latent defect, within fifteen (15) days of the latent defect having become apparent; and
7.1.2	none of the events listed in clause 7.2 apply.
7.2	Supplier shall not be liable for the Product’s failure to comply with clause 5.4 in any of the following events:
7.2.1	the Purchaser makes any further use of those Products after giving notice in accordance with clause 7.1;
7.2.2

the defect arises because the Purchaser failed to follow Supplier’s oral or written instructions for the storage, handling or use of the Products or (if there are none) good trade practice regarding the same;

7.2.3	the defect arises as a result of wilful damage, negligence, or abnormal storage or working conditions; or
7.2.4	the Products differ from the Specifications as a result of changes made to ensure they comply with Applicable Laws.
7.3	If Purchaser rejects Products under clause 7.1 then the Purchaser shall be entitled to:
7.3.1	require the Supplier to replace the rejected Products; or
7.3.2	require the Supplier to repay the price of the rejected Products in full.

Once the Supplier has complied with the Purchaser’s request, it shall have no further liability to the Purchaser for the rejected Products’ failure to comply with clause 5.4.

7.4	The terms of this Agreement shall apply to any replacement Products supplied to the Supplier.
8.	TITLE AND RISK
8.1	Title to Products shall pass at the same time as risk.
8.2

The Purchaser shall schedule freight pick-up.  The Supplier shall arrange for the loading of the carrier’s trailer (at the Purchaser’s risk and cost) and complete documentation required by Applicable Laws.

9.	PRODUCT RECALL
9.1

If either Party is the subject of a request, court order or other directive of a governmental or regulatory authority to withdraw or recall any Products from the market, or otherwise becomes aware of any product safety concern or other circumstances which may reasonably result in a withdrawal or recall being undertaken voluntarily, it shall immediately notify the other Party in writing (“Recall Notice”) enclosing a copy of all relevant information.

9.2	Following the service of a Recall Notice both Parties shall:

9.2.1

discuss the Recall Notice in good faith with a view to agreeing the course of action to be taken (save that, subject to clause 9.3 below, either party shall remain free to undertake a withdrawal or recall in respect of any Products which it has put on the market); and

9.2.2	comply with their respective obligations set out in the Quality Agreement.
9.3	Unless required by law, neither Party may:
9.3.1	refer to the other Party in any public statement or announcement; or
9.3.2	make any admission of liability on the other Party’s behalf,

whether in connection with a withdrawal, recall or otherwise, without the other Party’s prior written permission.

10.	PRODUCT PRICES
10.1

The Product Price for the relevant Purchase Order will be the sum of the Supplier’s Demonstrable Costs of Manufacture of the Product.  The Supplier shall annually update the Purchaser from time to time as to the then current Demonstrable Costs of Manufacture.

10.2

The Product Prices are exclusive of amounts in respect of VAT. The Purchaser shall, on receipt of a valid VAT invoice from the Supplier, pay to the Supplier any additional amounts in respect of VAT as are chargeable on a supply of Products.

10.3	The Product Prices are exclusive of the costs (if any) of packaging, insurance and carriage of the Products, which shall be paid by the Purchaser.
11.	PRICE REVIEW
11.1

The Parties acknowledge that the Demonstrable Costs of Manufacture will vary from time to time in accordance with the Supplier’s contractual obligations to its suppliers and other factors. The Parties shall work collaboratively to have periodic discussions with Supplier’s underlying suppliers in relation to the Demonstrable Costs of Manufacture.

11.2

Supplier shall provide all such evidence as the Purchaser may reasonably request in order to verify invoices submitted by Supplier, including the Demonstrable Costs of Manufacture. In addition, Supplier shall, on request, provide the Purchaser with copies of (or extracts from) all relevant records of Supplier relating to the supply of the Products as may be reasonably required in order to verify those matters.

11.3	All disputes concerning the Product Prices shall be resolved in accordance with clause 27.
12.	TERMS OF PAYMENT
12.1	Supplier shall be entitled to invoice the Purchaser for each Purchase Order on or at any time after delivery. Each invoice shall quote the relevant Purchase Order Number.
12.2

The Purchaser shall pay invoices in full and in cleared funds by the end of the month following the month in which a valid invoice was received by the Purchaser. Payment shall be made to the bank account nominated in writing by Supplier.

12.3

If a Party fails to make a payment due to the other Party under this Agreement by the due date, then, without limiting the other Party’s remedies under clause 21.2, the defaulting Party shall pay interest on the overdue sum from the due date until payment of the overdue sum, whether before or after judgment. Interest under this clause 12.3 will accrue each day at [***]% per annum.

12.4

If the Purchaser disputes any invoice or other statement of monies due, the Purchaser shall immediately notify Supplier in writing. The Parties shall negotiate in good faith to attempt to resolve the dispute promptly. Supplier shall provide all evidence as may be reasonably necessary to verify the disputed invoice or request for payment. If the Parties have not resolved the dispute within 30 days of the Purchaser giving notice to Supplier, the dispute shall be resolved in accordance with clause 27. Where only part of an invoice is disputed, the undisputed amount shall be paid on the due date as set out in clause 12.2.

12.5

All payments payable to Supplier or the Purchaser under this Agreement shall become due immediately on its termination or expiry. This clause 12.5 is without prejudice to any right to claim for interest under the law or under this Agreement.

13.	EXPERT DETERMINATION
13.1	An Expert is a person appointed in accordance with this clause 13 to resolve certain matters as specified in this Agreement.
13.2

Where under this Agreement a Party wishes to refer a matter to an Expert, the Parties shall first agree on the appointment of an independent Expert and agree with the Expert on the terms of their appointment.

13.3

Where the Parties propose to appoint an Expert, the Expert shall be in the case of a dispute relating to Product Prices, or Financial Remedy discussions in accordance with clause 16.3, a chartered accountant.

13.4

If the Parties are unable to agree on an Expert or the terms of the Expert’s appointment within seven days of either Party serving details of a suggested expert on the other, either Party shall then be entitled to request the Institute of Chartered Accountants in England and Wales to appoint as Expert a chartered accountant of repute with international experience in resolving disputes of the nature set out in clause 13.3 and for the Institute of Chartered Accountants in England and Wales to agree with the Expert the terms of their appointment.

13.5

The Expert is required to prepare a written decision including reasons and give notice (including a copy) of the decision to the Parties within a maximum of three (3) months of the matter being referred to the Expert.

13.6	If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by clause 13.5, then:
13.6.1	the Parties may agree or, failing such agreement, either Party may apply to the Institute of Chartered Accountants in England and Wales, to discharge the Expert; and
13.6.2	the Parties may proceed to appoint a replacement Expert in accordance with this clause 13 which shall apply to the replacement Expert as if they were the first Expert to be appointed.

13.7	All matters to be determined in accordance with this clause 13 must be conducted, and the Expert’s decision shall be written, in the English language.
13.8

The Parties are entitled to make submissions to the Expert and will provide (or procure that others provide) the Expert with any assistance and documents as the Expert reasonably requires to reach a decision.

13.9

To the extent not provided for by this clause 13, the Expert may, in their reasonable discretion, determine any other procedures to assist with the conduct of the determination as the Expert considers just or appropriate, including (to the extent the Expert considers necessary) instructing professional advisers to assist the Expert in reaching a determination.

13.10

Each Party shall with reasonable promptness supply each other with all information and give each other access to all documents, personnel and things as the other Party may reasonably require to make a submission under this clause 13.

13.11

The Expert shall act as an expert and not as an arbitrator. The Expert shall determine the matters referred to the Expert under the Agreement. The Expert’s written decision on the matters referred to the Expert shall be final and binding on the Parties in the absence of manifest error or fraud.

13.12

The Expert may direct that any legal costs and expenses incurred by a Party in respect of the determination shall be paid by another Party to the determination on the general principle that costs should follow the event, except where it appears to the Expert that, in the circumstances, this is not appropriate in relation to the whole or part of those costs.

13.13	All matters concerning the process and result of the determination by the Expert shall be kept confidential among the Parties and the Expert.
13.14	Each Party shall act reasonably and co-operate to give effect to the provisions of this clause 13 and otherwise do nothing to hinder or prevent the Expert from reaching their determination.
13.15	The Expert and Institute of Chartered Accountants in England and Wales shall have no liability to the Parties for any act or omission in relation to this appointment, save in the case of bad faith.
14.	INSURANCE
14.1

During this Agreement and for a period of twelve (12) months afterwards each Party shall maintain in force product liability insurance with a limit of at least $ [***] ([***]) million USD (or the equivalent amount in an alternative currency) per occurrence and in the aggregate.

14.2	Each Party shall ensure that any of its applicable sub-contractors also maintain adequate insurance having regard to their obligations under this Agreement.
14.3	Each Party shall notify the other Party if any policy held by the notifying Party is (or will be) cancelled or its terms are (or will be) subject to any material change in coverage or protection.
14.4	Each Party’s liabilities under this Agreement shall not be deemed to be released or limited by taking out the insurance policies referred to in clause 14.1.

15.	COMPLIANCE WITH LAWS AND POLICIES
15.1	In performing their obligations under the Agreement, each Party shall and shall procure that each of its Group Companies shall comply with all Applicable Laws.
16.	INDEMNITY
16.1	The Purchaser acknowledges that the Supplier sub-contracts the Manufacture of the Products to third parties.
16.2

In the event that either the Purchaser, the Supplier or the Supplier’s relevant manufacturer(s) is the subject of a third-party allegation or claim that any part of the Manufacturing process infringes a third-party’s Intellectual Property Rights (“Third-Party IP Claim”), the Supplier shall use commercially reasonable endeavours to secure a contractual remedy from the relevant manufacturer(s) in connection with the Third-Party IP Claim in order to enable the continuation of the supply of the Products and/or obtain a settlement payment or other financial remedy (“Financial Remedy”) from the relevant manufacturer(s). For the avoidance of doubt, nothing in this Agreement shall oblige the Supplier or any of its Group Companies to commence legal proceedings against any person.

16.3

If, having fulfilled its obligations under clause 16.2 the Supplier is successful in obtaining a Financial Remedy, the Supplier and the Purchaser shall promptly enter into good faith negotiations in order to determine how the Financial Remedy is to be apportioned between them, having regard to the direct losses suffered by each Party in connection with the Third-Party IP Claim, which shall include the Supplier’s costs incurred in pursuing its contractual remedies in accordance with clause 16.2.

16.4

Notwithstanding anything to the contrary in this Agreement, the remedy set out in this clause 16 shall be the Purchaser’s sole and exclusive financial remedy in connection with any Third-Party IP Claim, including the Supplier’s inability to comply with any of its obligations in this Agreement as a result of such Third-Party IP Claim. For the avoidance of doubt, this clause 16.4 shall be without prejudice to the Purchaser’s ability to terminate this Agreement in accordance with clause 21.5.1 to the extent a Continuing Inability to Supply occurs.

16.5

In the event that the Parties cannot agree to the apportionment of the Financial Remedy within three months of the Supplier having received the Financial Remedy in cleared funds, either Party may refer the matter to an Expert for determination in accordance with clause 13. The Expert shall determine the apportionment of the Financial Remedy, taking into account the factors for consideration referred to in clause 16.3.

16.6

Subject to clause 16.4, Supplier shall indemnify and hold harmless the Purchaser and its respective Group Companies, directors, employees and agents (“Purchaser Indemnified Parties”) from and against any and all losses, costs, expenses and damages arising out of or resulting from any claim, demand, action, suit or proceeding made against any of the Purchaser Indemnified Parties to the extent such an claim arises from:

16.6.1	any breach by the Supplier of any of its representations, warranties or material obligations under this Agreement;
16.6.2	any gross negligent act or omission or wilful misconduct of the Supplier or any of their respective employees or agents in connection with this Agreement; or

16.6.3	any breach by the Supplier of any Applicable Law.
16.7

Purchaser shall indemnify and hold harmless the Supplier and its respective Group Companies, directors, employees and agents (“Supplier Indemnified Parties”) from and against any and all losses, costs, expenses and damages, arising out of or resulting from any allegation, claim, demand, action, suit or proceeding made against any of the Supplier Indemnified Parties to the extent such an allegation or claim arises from or in connection with:

16.7.1	any breach by the Purchaser of any of its representations, warranties or material obligations under this Agreement;
16.7.2	any gross negligent act or omission or wilful misconduct of the Purchaser or any of their respective employees or agents in connection with this Agreement;
16.7.3	any breach by the Purchaser of any Applicable Law; or
16.7.4

any injury or death caused by use of the Product, save to the extent that such allegation, claim, demand, action, suit or proceeding arises as a result of the Supplier’s failure to comply with its warranties at clause 5.4 of this Agreement;

16.7.5

the packaging, labelling, marketing, sale, importation, distribution or use of the Products by the Purchaser or any of its Group Companies, save to the extent that such allegation, claim, demand, action, suit or proceeding arises as a result of the Supplier’s failure to comply with its warranties at clause 5.4 of this Agreement.

17.	LIMITATION OF LIABILITY
17.1

Supplier has obtained insurance cover in respect of certain aspects of its own legal liability for individual claims as is considered reasonable and prudent in the industry. The limits and exclusions in this clause 17 reflect the insurance cover Supplier has been able to arrange and the Purchaser is responsible for making its own arrangements for the insurance of any excess liability.

17.2

References to liability in this clause 17 include every kind of liability arising under or in connection with this Agreement including liability in contract (including under any indemnity), tort (including negligence), misrepresentation, restitution or otherwise.

17.3	Nothing in this clause 17 shall limit the Purchaser’s payment obligations under this Agreement.
17.4	Nothing in this Agreement limits any liability which cannot legally be limited, including liability for:
17.4.1	death or personal injury caused by negligence;
17.4.2	fraud or fraudulent misrepresentation;
17.4.3	breach of the terms implied by section 12 of the Sale of Goods Act 1979 (title and quiet possession); and
17.4.4	breach of section 2 of the Consumer Protection Act 1987.
17.5	Subject to clause 17.3, clause 17.4, and clause 17.7:

17.5.1	Supplier’s total liability to the Purchaser, subject to clause 17.6 shall not exceed $[***] USD; and
17.5.2	Purchaser’s total liability to the Supplier shall not exceed $[***] USD.
17.6

Notwithstanding any other provision of this Agreement, the Parties acknowledge that the provisions of clause 10.1 of the SPA shall operate to limit the liability of the Supplier and each of the Seller Group (as defined in the SPA) pursuant to this Agreement.

Specific heads of excluded loss.

17.7	Subject to clause 17.3 and clause 17.4, neither Party shall have any liability for the following losses under this Agreement:
17.7.1	any direct or indirect:
17.7.1.1	loss of profits, income, capital or cost;
17.7.1.2	the cost of substitute services arising out of or relating to the Supplier’s performance under this Agreement;
17.7.1.3	anticipated sales or business;
17.7.1.4	lost agreements, contracts or opportunities;
17.7.1.5	anticipated savings;
17.7.1.6	use or corruption of software;
17.7.1.7	loss of data or information; or
17.7.1.8	loss of or damage to goodwill; or
17.7.1.9	any incidental, special, consequential or punitive loss.
17.8

Supplier has given commitments as to compliance of the Products with relevant the Specifications in clause 5.4. In view of these commitments, the conditions implied by sections 13 to 15 of the Sale of Goods Act 1979 are, to the fullest extent permitted by law, excluded from this Agreement.

18.	ASSIGNMENT AND OTHER DEALINGS
18.1

Subject to clause 18.2 and clause 18.3, neither Party shall assign, transfer, mortgage, charge, subcontract, delegate, declare a trust over or deal in any other manner with any or all of its rights and obligations under this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).

18.2

Either Party may, after having given prior written notice to the other Party, assign or subcontract any or all of its rights and obligations under this Agreement to any of its Group Companies for so long as that company remains a Group Company.

18.3	Supplier may subcontract the Manufacture of the Products, or any part of them, to any third party.

19.	CONFIDENTIALITY
19.1	Each Party undertakes that it shall not disclose to any person any Confidential Information, except as permitted by clause 19.2.
19.2	Each Party may disclose the other Party’s Confidential Information:
19.2.1

to its employees, officers, representatives, contractors, subcontractors or advisers who need to know such information for the purposes of exercising the Party’s rights or carrying out its obligations under or in connection with this Agreement. Each Party shall ensure that its employees, officers, representatives, contractors, subcontractors or advisers to whom it discloses the other Party’s confidential information comply with this clause 19; and

19.2.2	as may be required by law, a court of competent jurisdiction or any governmental or regulatory authority (which shall include a Regulatory Authority), or any securities exchange.
19.3

Each Party reserves all rights in its Confidential Information. No rights or obligations in respect of a Party’s Confidential Information other than those expressly stated in this Agreement are granted to the other Party or to be implied from this Agreement. In particular, no licence is hereby granted directly or indirectly under any Intellectual Property Rights held, made, obtained or licensable by either Party now or in the future.

20.	CONDITION PRECEDENT, COMMENCEMENT AND TERM
20.1

This Agreement is conditional in all respects on Completion taking place. Notwithstanding any other provision in it, this Agreement shall not take effect (and no term in it shall have effect) until Completion takes place. On and with effect from Completion, this Agreement shall have full effect in accordance with its terms.

20.2	Subject to clause 20.1 and clause 20.3, this Agreement shall begin on the Effective Date and shall continue unless and until terminated in accordance with clause 21 (“Term”).
20.3	In the event that:
20.3.1	prior to Completion, the SPA is terminated or otherwise ceases to have effect (whether pursuant to its terms, by agreement of the parties to it, or otherwise) (each an “SPA Termination”); or
20.3.2	Completion has not taken place on or prior to the Longstop Date (as defined in the SPA);

then, on and with effect from the first to occur of (a) the Longstop Date; and (b) the date of such SPA Termination, this Agreement shall automatically terminate and it shall have no effect (as if void when first entered into). On and after automatic termination of this Agreement, no Party to it shall have any liability to any other Party to it pursuant to its terms and/or in respect of a breach of it, whether actual or contingent and whether in relation to the actual time of termination or the period prior to or following termination.

21.	TERMINATION AND SUSPENSION
21.1

Without affecting any other right or remedy available to it, either Party may terminate this Agreement on giving not less than twelve months’ written notice to the other Party, provided that any notice to terminate served under this clause 21.1 shall not expire before the second anniversary of the Effective Date.

21.2	Without affecting any other right or remedy available to it, either Party may terminate this Agreement with immediate effect by giving written notice to the other Party if:
21.2.1

the other Party fails to pay any undisputed amount due under this Agreement on the due date for payment and remains in default not less than fourteen (14) days after being provided notice of breach in writing in connection with such payment;

21.2.2	the other Party commits a material breach of any other term of this Agreement and fails to remedy that breach within a period of 60 days after being notified in writing to do so; or
21.2.3

the other Party takes any step or action in connection with its entering administration, provisional liquidation or any composition or arrangement with its creditors (other than in relation to a solvent restructuring), applying to court for or obtaining a moratorium under Part A1 of the Insolvency Act 1986, being wound up (whether voluntarily or by order of the court, unless for the purpose of a solvent restructuring), having a receiver appointed to any of its assets or ceasing to carry on business or, if the step or action is taken in another jurisdiction, in connection with any analogous procedure in the relevant jurisdiction.

21.3

Without limiting its other rights or remedies, Supplier may suspend provision of the Products under the Agreement or any other contract between the Purchaser and Supplier if the Purchaser becomes subject to any of the events listed in clause 21.2.3, or Supplier reasonably believes that the Purchaser is about to become subject to any of them, or if the Purchaser fails to pay any undisputed amount due under this Agreement not less than seven (7) days after being provided notice of suspension in writing in connection with such payment.

21.4	The Supplier may terminate this Agreement:
21.4.1

immediately on written notice to the Purchaser if a Regulatory Authority revokes or withdraws a Regulatory Approval relating to the Products and such revocation or withdrawal is not subject to any pending appeal or reversal; or

21.4.2

if, with respect to any of the Supplier’s contracts with its subcontractors and/or sub-suppliers that are material to the Product’s supply chain (“Material Sub-Suppliers”), any notice of termination is received by Supplier, then Supplier shall as soon as practical, but in any event within five (5) Business Days, provide notice of such event to Purchaser, and this Agreement shall terminate upon date Supplier’s contract with the Material Sub-Supplier so terminates, unless Supplier has at that time in place another subcontractor and/or sub-supplier to provide the services that the terminated or expired Material Sub-Supplier has provided, which in each case has the effect of preventing the Manufacture and/or supply of the Products to the Purchaser in accordance with this Agreement.

21.5	Without affecting any other right or remedy available to it, Purchaser may terminate this Agreement with immediate effect by giving written notice to the Supplier if:
21.5.1	a Continuing Inability to Supply has occurred; or
21.5.2	the Supplier’s Liquidity falls below the Supplier’s Minimum Liquidity Covenant.
21.6

If the Sub-License Agreement is terminated in respect of the NASH Product only, the Supplier’s obligation (if any) to supply the NASH Product in accordance with this Agreement shall immediately cease on the effective date of such partial termination (“NASH Termination”) and, for the avoidance of doubt, the Supplier shall not be obliged to fulfil any accepted Purchase Orders, to the extent they relate to NASH Products, that remain unfulfilled as at the date of termination.

22.	OBLIGATIONS ON TERMINATION
22.1	On termination of this Agreement, each Party shall promptly:
22.1.1

return to the other Party all equipment, materials and property belonging to the other Party that the other Party had supplied to it or any of its Group Companies in connection with the supply and purchase of the Products under this Agreement;

22.1.2	return to the other Party all documents and materials (and any copies) containing the other Party’s Confidential Information;
22.1.3	erase all the other Party’s Confidential Information from its computer systems (to the extent possible); and
22.1.4	on request, certify in writing to the other Party that it has complied with the requirements of this clause 22.1.
22.2	In the event of a NASH Termination, the Purchaser shall:
22.2.1

comply with the obligations set out in clause 22.1 to the extent such equipment, materials, property, documents, and Confidential Information relate to the NASH Product, save to the extent that such obligations conflict with the Purchaser’s applicable obligations in the Sub-License Agreement; and

22.2.2

in good faith acting reasonably, enter into negotiations with the Supplier regarding the sale of the Purchaser’s stock of NASH Products to the Supplier at a price which accounts for both the price paid by the Purchaser for the stock and the cost the Supplier may incur in repackaging the Products for sale in the United States of America.

22.3

In the event of termination of this Agreement, other than by the Supplier in accordance with clause 21.2 or clause 21.4 or by either Party in accordance with clause 24.5, the Supplier shall fulfil all Purchase Orders that were accepted by the Supplier prior to the date of termination. Such Purchase Orders shall be fulfilled in accordance with this Agreement.

22.4	In the event of termination of this Agreement by Purchaser under clause 21.2.2 or clause 21.5, or by Supplier under clause 21.1 or 21.4.2, the Supplier shall, at its option, either:

22.4.1	continue supplying Products to the Purchaser in accordance with this Agreement for a period of two (2) years from the date of the relevant notice of termination; or
22.4.2

provide the Purchaser with an opportunity to make a single, final purchase of Products of up to twice the total volume of Products purchased by the Purchaser under this Agreement in the 12 months prior to the date of the relevant notice of termination (and for the purposes of the purchase under this clause 22.4.2 only, the Quarterly Maximum set out in clause 4.3 shall not apply);

provided, however, in the event of termination of this Agreement by Supplier under clause 21.4.2, to the extent complying with Supplier’s obligations under this clause 22.4 are not possible due to the termination of the contract with the Material Sub-Supplier, Supplier shall be relieved of such obligations to such extent.

23.	SURVIVAL
23.1	On termination of this Agreement the following clauses shall continue in force:
23.1.1	Clause 14 (Insurance);
23.1.2	Clause 16 (Indemnity);
23.1.3	Clause 17 (Limitation of liability);
23.1.4	Clause 19 (Confidentiality);
23.1.5	Clause 22 (Obligations on termination);
23.1.6	Clause 27 (Multi-tiered dispute resolution procedure);
23.1.7	Clause 36 (Governing law); and
23.1.8	Clause 37 (Jurisdiction).
23.2	In addition to those clauses referred to in clause 23.1, any other clause which explicitly or by implication is intended to continue in force on termination of this Agreement shall do so.
23.3

Termination of this Agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination, including the right to claim damages for any breach of the Agreement that existed at or before the date of termination.

24.	FORCE MAJEURE
24.1	“Force Majeure Event” means any circumstance not in a Party’s reasonable control including:
24.1.1	acts of God, flood, drought, earthquake or other natural disaster;
24.1.2	epidemic or pandemic;
24.1.3	terrorist attack, civil war, civil commotion or riots, war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, or breaking off of diplomatic relations;

24.1.4	nuclear, chemical or biological contamination, or sonic boom;
24.1.5	any law or any action taken by a government or public authority, including imposing an export or import restriction, quota or prohibition, or failing to grant a necessary licence or consent;
24.1.6	collapse of buildings, fire, explosion or accident;
24.1.7

any labour or trade dispute, strikes, industrial action or lockouts (other than in each case by the employees of the Party seeking to rely on this clause, or employees of the Group Companies of that Party);

24.1.8	non-performance by suppliers or subcontractors (other than by Group Companies of the Party seeking to rely on this clause); and
24.1.9	interruption or failure of utility service.
24.2

Provided it has complied with clause 24.4, if a Party is prevented, hindered or delayed in or from performing any of its obligations under this Agreement by a Force Majeure Event (“Affected Party”), the Affected Party shall not be in breach of this Agreement or otherwise liable for any such failure or delay in the performance of such obligations. The time for performance of such obligations shall be extended accordingly.

24.3	The corresponding obligations of the other Party will be suspended, and its time for performance of such obligations extended, to the same extent as those of the Affected Party.
24.4	The Affected Party shall:
24.4.1

as soon as reasonably practicable after the start of the Force Majeure Event, notify the other Party in writing of the Force Majeure Event, the date on which it started, its likely or potential duration, and the effect of the Force Majeure Event on its ability to perform any of its obligations under the Agreement; and

24.4.2	use all reasonable endeavours to mitigate the effect of the Force Majeure Event on the performance of its obligations.
24.5

If the Force Majeure Event prevents, hinders or delays the Affected Party’s performance of its obligations for a continuous period of more than six (6) months, the Party not affected by the Force Majeure Event may terminate this Agreement by giving one month’s written notice to the Affected Party.

24.6

A Party shall not as a result of or in connection with a Force Majeure Event be relieved of liability for failure or delay in performing any of its obligation(s) to pay any sums properly due to the other Party in accordance with this Agreement.

25.	COSTS

Except as expressly provided in this Agreement, each Party shall pay its own costs incurred in connection with the negotiation, preparation, and execution and registration of this Agreement and any documents referred to in it.

26.	SEVERANCE
26.1

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this Agreement.

26.2

If any provision or part-provision of this Agreement is deemed deleted under clause 26.1, the Parties shall negotiate in good faith to agree a replacement provision that, to the greatest extent possible, achieves the intended commercial result of the original provision.

27.	MULTI-TIERED DISPUTE RESOLUTION PROCEDURE
27.1

If a dispute arises out of or in connection with this Agreement or the performance, validity or enforceability of it (“Dispute”) then except as expressly provided in this Agreement, the Parties shall follow the procedure set out in this clause 27:

27.1.1

either Party shall give to the other written notice of the Dispute, setting out its nature and full particulars (“Dispute Notice”), together with relevant supporting documents. On service of the Dispute Notice, the contract manager of Supplier and contract manager of the Purchaser shall attempt in good faith to resolve the Dispute;

27.1.2

if the contract manager of Supplier and contract manager of the Purchaser are for any reason unable to resolve the Dispute within 30 days of service of the Dispute Notice, the Dispute shall be referred to an executive officer of Supplier and executive officer of the Purchaser who shall attempt in good faith to resolve it; and

27.1.3

if the executive officer of Supplier and executive officer of the Purchaser are for any reason unable to resolve the Dispute within 30 days of it being referred to them, the Parties agree to enter into mediation in good faith to settle the Dispute in accordance with the CEDR Model Mediation Procedure. To initiate the mediation, a Party must serve notice in writing (“ADR Notice”) to the other Party to the Dispute, referring the dispute to mediation. A copy of the ADR Notice should be sent to CEDR. Unless otherwise agreed between the Parties within 10 days service of the ADR Notice, the mediator shall be nominated by CEDR. Unless otherwise agreed between the Parties, the mediation will start not later than 30 days after the date of the ADR Notice.

No provision in this Agreement should be construed as precluding a Party from bringing an action for injunctive relief or other equitable relief.  To the extent a payment alleged to be due under this Agreement is the subject of a bona fide good faith dispute asserted by the Purchaser, the Supplier shall continue to provide all services as required by this Agreement during the pendency of the dispute so long as Purchaser timely pays (including the allowance of 7 days cure period) all undisputed amounts due under this Agreement and can only withhold payment of disputed amounts where there is a bona fide good faith dispute.

27.2

No Party may commence any court proceedings under clause 37 in relation to the whole or part of the Dispute until 90 days after service of the ADR Notice, provided that the right to issue proceedings is not prejudiced by a delay.

28.	FURTHER ASSURANCE

At its own expense, each Party shall, and shall use all reasonable endeavours to procure that any necessary third-party shall, promptly execute and deliver such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this Agreement.

29.	VARIATION

No variation of this Agreement shall be effective unless it is in writing and signed by both Parties (or their authorised representatives).

30.	WAIVER
30.1	A waiver of any right or remedy under this Agreement or by law shall only be effective if given in writing and shall not be deemed a waiver of any subsequent right or remedy.
30.2

A failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

30.3

A Party that waives a right or remedy provided under this Agreement or by law in relation to one Party, or takes or fails to take any action against that Party, does not affect its rights in relation to any other Party.

31.	NOTICES
31.1	Any notice or other communication given to a Party under or in connection with this Agreement shall be in writing and shall be:
31.1.1	delivered by hand or by pre-paid first-class post or other next working day delivery service at its registered office (if a company) or its principal place of business (in any other case); or
31.1.2	sent by email to the address specified in the SPA.
31.2	Any notice or communication shall be deemed to have been received:
31.2.1	if delivered by hand, at the time the notice is left at the proper address;
31.2.2	if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the second Business Day after posting; or
31.2.3

if sent by email, at the time of transmission, or, if this time falls outside business hours in the place of receipt, when business hours resume. In this clause 31.2.3, business hours means 9.00am to 5.00pm Monday to Friday on a day that is not a public holiday in the place of receipt.

31.3	This clause 31 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

32.	ENTIRE AGREEMENT
32.1

This Agreement constitutes the entire Agreement between the Parties, and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

32.2

Each Party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies for, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

32.3	Each Party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.
32.4	Nothing in this clause 32 shall limit or exclude any liability for fraud.
33.	COOPERATION
33.1

It is recognised that both Parties will be relying upon the supply of Products and components thereof from the Supplier’s Material Sub-Suppliers. In that context both parties shall work together collaboratively with a view to exploring opportunities for negotiating more favourable terms of supply with the Supplier’s primary subcontractor for bulk tablets as at the date of this Agreement (“Tablet Sub-Supplier”).

33.2	Without limiting the foregoing or being limited thereby, Supplier hereby consents for Purchaser to enter into a Stand-By Contract with:
33.2.1	the Tablet Sub-Supplier; and
33.2.2	a subcontractor to the Supplier for the supply of API, as selected by the Supplier acting reasonably (“API Sub-Supplier”).
33.3

Each Stand-By Contract shall be structured such that through the Stand-By Contract Purchaser will have access to the Tablet Sub-Supplier or API Sub-Supplier (as applicable, each a “Relevant Sub-Supplier”) if Purchaser exercises its rights to have made the Products as and when permitted to do so under the Sub-License Agreement.

33.4

Each “Stand-By Contract” with a Relevant Sub-Supplier shall be a letter agreement reasonably acceptable to Purchaser, and which may not be agreed without the Supplier’s written approval (such approval not to be unreasonably withheld, delayed or conditioned), providing that upon receipt of notice from Purchaser, each Relevant Sub-Supplier shall, in respect of the Product for use in the Territory (as defined in the Sub-License Agreement), agree to provide Purchaser with broadly equivalent manufacturing and supply services and products (as appropriate) as Supplier receives under its contract with the Relevant Sub-Supplier.

33.5

Purchaser shall be the lead negotiator with each Relevant Sub-Supplier in respect of any such Stand-By Contract and shall keep Supplier reasonably informed as to the progress of the negotiations.  Supplier shall, for a period of six months from the Effective Date, reasonably cooperate with Purchaser in connection with Purchaser negotiating and entering into such Stand-By Contracts.

34.	THIRD-PARTY RIGHTS

Unless it expressly states otherwise, this Agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

35.	COUNTERPARTS
35.1	This Agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one Agreement.
35.2	No counterpart shall be effective until each Party has delivered to the other at least one executed counterpart.
36.	GOVERNING LAW

This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

37.	JURISDICTION

Each Party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Agreement or its subject matter or formation.

Signed by Rocco Venezia for	/s/ Rocco Venezia
and on behalf of INTERCEPT	………………………………….
PHARMA EUROPE LTD.	Director

Signed by VIKRAM KAMATH for	/s/ Vikram Kamath
and on behalf of AMDIPHARM	………………………………….
LTD.	Director

SCHEDULE 1: - PRODUCTS

PRODUCTS:	5mg OCA tablet*	10mg OCA tablet*	25mg OCA tablet***
DEMONSTRABLE COSTS OF MANUFACTURE:**	[***]	[***]	[***]

*Whole tablets in drums for commercial supply only (this Agreement is not intended to, and does not, extend to clinical supply), as more specifically described in SCHEDULE 2:

**This is an estimate of limb (i) (only) of the actual Demonstrable Costs of Manufacture (to be paid by the Purchaser) and may vary in accordance with the terms of Supplier’s agreements with its subcontractors and sub-suppliers. These estimates have been calculated as follows (figures in USD and based on a 500,000 tablet batch):

5mg		10mg	25mg
[***]

SCHEDULE 2: - SPECIFICATIONS

OCA Drug Product Description

[***]

Table 1:	Quantitative Composition of OCA Tablet Formulations

[***]

Table 2:	Global Commercial Specification for 5 mg and 10 mg OCA Tablets (OCALIVA)

[***]

Table 3:	Proposed Global Commercial Specification for 25 mg OCA Tablets (NASH)

[***]

SCHEDULE 3: - FORMULA

[***]